As filed with the Securities and Exchange Commission on October 11, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1009366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 The American Road

Morris Plains, New Jersey 07950

Tel: (973) 605-8200 Fax: (973) 605-8282

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cynthia L. Sullivan

President and Chief Executive Officer

Immunomedics, Inc.

300 The American Road

Morris Plains, New Jersey 07950

Tel: (973) 605-8200 Fax: (973) 605-8282

(Name, address, including zip code, and telephone number including area code, of agents for service)

Copies to:

Andrew P. Gilbert, Esq.

DLA Piper LLP (US)

300 Campus Drive, Suite 100

Florham Park, New Jersey 07932

(973) 520-2550

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	20,000,000	$3.53	$70,600,000	$9,630
Total	20,000,000	$3.53	$70,600,000	$9,630

(1)	Pursuant to Rule 416(a) the number of shares being registered shall be adjusted to include any additional shares that may be issuable as a result of a distribution, split, combination or similar transaction.
(2)	The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933 and is based on the average of the high and low prices of Immunomedics, Inc’s common stock, par value $0.01 per share on October 9, 2012, as reported by The Nasdaq Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 11, 2012

PROSPECTUS

20,000,000 SHARES OF COMMON STOCK

Immunomedics, Inc. may offer to sell up to 20,000,000 shares of common stock from time to time. Our common stock is traded on the NASDAQ Global Market, referred to herein as NASDAQ, under the symbol “IMMU”. The last reported sale of our common stock on the NASDAQ on October 10, 2012 was $3.49 per share. Our principal offices are located at 300 The American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

The securities covered by this prospectus may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 16 OF THIS PROSPECTUS. THE PROSPECTUS SUPPLEMENT APPLICABLE TO THE SECURITIES WE OFFER MAY CONTAIN A DISCUSSION OF ADDITIONAL RISKS APPLICABLE TO AN INVESTMENT IN US AND THE PARTICULAR TYPE OF SECURITIES WE ARE OFFERING UNDER THAT PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2012

EXPLANATORY NOTE

The prospectus contained herein relates to the general description of common stock issuable by Immunomedics, Inc.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to the base prospectus will be filed.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to herein as the SEC, using a “shelf” registration process. Under a shelf registration process, we may issue, in one or more offerings, up to 20,000,000 shares of common stock, referred to herein as the securities.

Each time we sell these securities we will provide you with a prospectus supplement containing specific information about the terms of each such sale. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation of Documents by Reference” beginning on page 33 of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” or similar references mean Immunomedics, Inc. and our subsidiaries.

You should rely only on the information contained in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We may offer to sell, and seek offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a prospectus supplement or amendment or incorporated herein by reference is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

ABOUT IMMUNOMEDICS, INC.

Introduction

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have also been one of the first companies to test antibody combinations as a possibly improved method of cancer therapy, and as a result have also embarked on the development of bispecific (bifunctional) monoclonal antibodies targeting two distinct antigens on the same cancer cells.

We have exclusively licensed our product candidate, epratuzumab, to UCB S.A., or UCB, for the treatment of all non-cancer indications worldwide. Epratuzumab’s most advanced clinical testing is for the treatment of systemic lupus erythematosus, or SLE (lupus), in non-Hodgkin lymphoma, or NHL and acute lymphoblastic leukemia, or ALL. At present, there is no cure for lupus and no new lupus drug had been approved in the U.S. in over 50 years until the recent approval of belimumab. We have retained rights to epratuzumab in oncology indications and are advancing trials in lymphoma and ALL, in cooperation with study groups in the U.S. and Europe. In addition, we have exclusively licensed our product candidate, veltuzumab, in the subcutaneous formulation, to Nycomed GmbH, or Nycomed (now a Takeda company), for the treatment of all non-cancer indications worldwide. Takeda is currently developing veltuzumab in patients with rheumatoid arthritis. We have retained the rights to develop, manufacture and commercialize veltuzumab in the field of oncology.

During the 2012 fiscal year, we have completed a Phase I/II clinical trial evaluating clivatuzumab tetraxetan (hPAM4) labeled with yttrium-90, or Y-90, in combination with gemcitabine for treating patients with newly diagnosed advanced pancreatic cancer. We also initiated a randomized Phase Ib study examining the Y-90-labeled clivatuzumab tetraxetan, with and without low-dose gemcitabine, in pancreatic cancer patients who have received at least 2 prior therapies. We are also conducting a National Cancer Institute, or NCI, grant-supported study combining unlabeled veltuzumab with Y-90-labeled epratuzumab tetraxetan in patients with diffuse large B-cell lymphoma, or DLBCL, the aggressive form of NHL. In addition, milatuzumab and veltuzumab are currently being evaluated individually as a monotherapy for patients with chronic lymphocytic leukemia, or CLL, and in combination in NHL patients. Milatuzumab is also being studied as a conjugate with the potent chemotherapeutic, doxorubicin, in a dose-escalation study in patients with multiple myeloma (MM). Milatuzumab-doxorubicin is the first product candidate from our robust antibody-drug conjugate, or ADC, program to have entered into human testing. The second ADC in our product pipeline is, labetuzumab-SN-38, which is in a Phase I/II trial in patients with advanced colorectal cancer. In the first half of fiscal 2013, we plan to begin a new study examining the safety and tolerability of our third ADC, hRS7-SN-38, in patients with solid cancers, for which an Investigational New Drug (IND) application has been filed with the Food and Drug Administration (FDA).

We also have a majority ownership in IBC Pharmaceuticals, Inc., or IBC, which is developing a novel DOCK-AND-LOCK™ method, or DNL™, with us for making fusion proteins and multifunctional antibodies, as well as a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, breast, etc.), by proprietary, antibody-based, pretargeting methods. The first DNL™ product to enter the clinic was TF2, which is in two early Phase I studies in colorectal and small-cell-lung cancers.

We believe that our portfolio of intellectual property, which includes approximately 205 active patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies.

Therapeutic Product Candidates

We currently have antibody product candidates in clinical development targeting B-cell NHL, other B-cell mediated diseases, and various solid tumors. All of our therapeutic product candidates are “humanized” antibodies, which means that the portion of the antibody that is derived from mouse (murine) DNA sequences is generally less than 10%.

We believe that each of our antibodies has therapeutic potential either when administered as a naked antibody or when conjugated with therapeutic radioisotopes (radiolabeled), chemotherapeutics, cytokines or other toxins to create unique and potentially more effective treatment options. The attachment of various compounds to antibodies is intended to allow the delivery of these therapeutic agents to tumor sites with better specificity than conventional radiation therapy or chemotherapy approaches. This treatment method is designed to reduce the total exposure of the patient to the therapeutic agents, which ideally minimizes debilitating side effects. We are currently focusing our efforts on unlabeled, or “naked” antibodies and antibodies conjugated with drugs, cytokines, or toxins, and on the use of radioisotopes, such as Y-90, and iodine-131, sometimes referred to as I-131.

We also have a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of pre-clinical development, although it is too early to assess which of these, if any, will merit further evaluation in clinical trials.

CD22 Program: Epratuzumab

Our most advanced therapeutic product candidate, epratuzumab, is a humanized antibody which targets CD22, an antigen found on the surface of B-lymphocytes, a type of white blood cells. In contrast to some other B-cell antibodies, it appears that epratuzumab does not work by ablating all B cells, but instead by modulating them. Epratuzumab does not evoke substantial anti-epratuzumab antibodies in NHL patients, even after repeated dosing, making it a potentially good candidate for treating patients with a chronic, autoimmune disease. As noted above, we have licensed epratuzumab to UCB for the treatment of all non-cancer indications worldwide and have retained the rights for oncology indications.

In December 2010, UCB initiated two Phase III clinical trials in SLE. This autoimmune disease is chronic and potentially fatal, with a variable and unpredictable course. It can affect any part of the body, but most often harms the heart, joints, skin, lungs, blood vessels, liver, kidneys and nervous system, and is characterized by periods of flares, or exacerbations, interspersed with periods of improvement or remission. Although the exact function of CD22 is not fully understood, it is known to be involved in B-cell development, function and survival. B cells are known to contribute to SLE symptoms by producing antibodies against the body’s own tissues, causing the body’s immune system to turn on itself, attacking cells and tissue, and resulting in inflammation and tissue damage.

The two pivotal trials are multicenter, placebo-controlled, randomized, double-blind studies designed to confirm the clinical efficacy and safety of epratuzumab in the treatment of patients with moderate to severe general SLE, in addition to continuing standard of care treatments. Each study will last a maximum of 54 weeks after first dose and will randomize 780 patients in the study, with approximately 130 planned investigational sites per study. Top-line results from these trials are expected in the first half of calendar 2014.

UCB launched these pivotal studies based on encouraging results from the Phase IIb study they completed in fiscal year 2010. A total of 227 lupus patients were randomized into this study, 30% with moderate disease activity and 70% with severe disease activity in multiple organ systems. Patients were randomized to receive 1 of 5 epratuzumab doses or placebo. The primary endpoint of the Phase IIb study was to measure efficacy at week 12 post therapy based on a comprehensive composite clinical activity index emphasizing British Isles Lupus Assessment Group (BILAG), a computerized index developed for measuring clinical disease activity in patients with SLE.

Overall, all epratuzumab treatment groups had higher responder rates than placebo, with the 600 mg weekly group and the 2,400 mg cumulative dose combined group reaching statistical significance. Moreover, differences in responder rates between the epratuzumab 600 mg weekly and 1,200 mg every other week groups and placebo were observed as early as week 8 after treatment, with further improvement at week 12.

Epratuzumab has received Fast Track Product designation from the U.S. Food and Drug Administration, or FDA, for the treatment of patients with moderate or severe SLE.

In oncology, epratuzumab remains of interest to the oncology community and is being studied in diverse clinical trials conducted by the National Institutes of Health and outside third parties.

Yttrium-90-Labeled Clivatuzumab Tetraxetan Program

Yttrium-90-labeled clivatuzumab tetraxetan, or hPAM4 labeled with Y-90, is our therapeutic product candidate for patients with pancreatic cancer. Radioimmunotherapy, or RAIT, combines the targeting power of monoclonal antibodies with the cell-damaging ability of localized radiation. When infused into a patient, these radiation-carrying antibodies circulate in the body until they locate and bind to the surface of specific cells, and then deliver their cytotoxic radiation more directly to the cells. This therapy mainly selects cancer cells, may have fewer side effects than chemotherapy, and may be administered on an outpatient basis in the U.S.

Clivatuzumab is a humanized monoclonal antibody that recognizes a mucin protein that is highly specific for pancreatic cancer. Preclinical studies in mice with transplanted human pancreatic cancer demonstrated that the antibody labeled with Y-90 has activity by itself, as well as in combination with gemcitabine, a radiosensitizing chemotherapeutic that is commonly used to treat patients with this disease. A Phase I dose-

escalation (single dose), multicenter, trial of Y-90-labeled clivatuzumab tetraxetan given alone in relapsed, advanced pancreatic cancer patients was published in 2011 (Clinical Cancer Research. 2011 Jun 15;17(12):4091-100. Epub 2011 Apr 28. PMID: 21527562).

We have also completed a Phase I/II, open-label trial of Y-90-labeled clivatuzumab tetraxetan administered as fractionated, multi-doses, in combination with gemcitabine as frontline therapy for patients with Stage III or Stage IV pancreatic cancer. The Phase I portion of this study was recently published (Cancer. 2012 May 8. doi: 10.1002/cncr.27592. [Epub ahead of print] PMID: 22569804). Final results from this study were reported at the June 2012 American Society of Clinical Oncology (ASCO) annual meeting.

A total of 100 patients were enrolled into this two-part multicenter study. Forty-two patients were enrolled into Part I, of which 38 patients completed their treatment of Y-90-labeled clivatuzumab tetraxetan at increasing Y-90 doses of 6.5, 9, 12 or 15 mCi/m2 weekly x 3, and a low, fixed gemcitabine dose of 200 mg/m2 weekly x 4. Thirteen patients were retreated with the same cycle 1 – 3 times. In previous clinical studies, gemcitabine at such low doses were tolerated and active when given with external radiation therapy.

In Part II, 58 patients were enrolled to receive 3 weekly Y-90 doses of 12 mCi/m2 and increasing gemcitabine doses of 200, 600 or 1000 mg/m2 weekly x 4. Fifty-two patients completed this treatment combination with 18 patients receiving repeated therapy cycles at the same gemcitabine dose but Y-90 doses of 6.5, 9 or 12 mCi/m2 weekly x 3.

Although Part I and Part II are different, the combined median overall survival (OS) for the 31 patients who had received multiple cycles was 9.3 months, which compares favorably with other regimens for advanced pancreatic cancer. Separately, patients receiving multiple cycles in Part I reported a median OS of 11.8 months, compared with 5.4 months for single cycle-only patients. A similar pattern was seen in Part II, with median OS of 8.7 months vs. 4.2 months for multiple and single cycles, respectively.

The overall disease control rates, which include partial response and stable disease, by CT-based RECIST criteria, are summarized below:

	Part I		Part II
Y-90 dose (x 3)	6.5 or 9.0 mCi/m2	12 or 15 mCi/m2	Fixed at 12 mCi/m2
Gemcitabine dose (x 4)	Fixed at 200 mg/m2		200 mg/m2	600 mg/m2	1000 mg/m2
Disease control rate	50% (8/16)	73% (16/22)	72% (12/17)	63% (5/8)	68% (15/22)

Treatment response, as measured by overall survival, demonstrated dose-dependent improvement with increasing Y-90 doses and with repeat treatment cycles. Y-90-labeled clivatuzumab tetraxetan at 12 mCi/m2 for Cycle 1 and 6.5 mCi/m2 for Cycle 2 appear to be safe doses with transient and manageable bone marrow suppression, and no increased infections or bleeding. Although higher gemcitabine doses did not substantially increase toxicity, they appeared to offer no advantage in treatment response over the 200 mg/m2 dose.

Our current study is a Phase Ib trial of yttrium-90-labeled clivatuzumab tetraxetan administered alone as fractionated, multi-doses, or in combination with gemcitabine in patients with pancreatic cancer who have received at least 2 prior therapies.

Y-90-labeled clivatuzumab tetraxetan has Orphan Drug status in both the U.S. and the European Union, and fast-track status in the U.S. for the treatment of pancreatic cancer.

CD20 Program: Veltuzumab

Similar to CD22, CD20 is an antigen that is expressed on B-lymphocytes. Constructed using the same donor frameworks as epratuzumab, veltuzumab is a humanized anti-CD20 monoclonal antibody. Current biological therapy with monoclonal antibodies for NHL includes rituximab ($6.75 billion world-wide sales in 2011 of which 84% were from oncology), a chimeric antibody comprised of one-third mouse and two-thirds human protein that binds to the CD20 antigen.

We have licensed veltuzumab to Nycomed, who is responsible for all costs associated with current and future clinical development, manufacturing and commercialization of veltuzumab, in the subcutaneous formulation, for all non-cancer indications worldwide. Under the terms of the Nycomed Agreement, we retain the right to develop veltuzumab in the field of oncology and have the right to co-promote veltuzumab for the immune thrombocytopenia purpura, or ITP, indication in the United States. On September 30, 2011, Takeda Pharmaceutical Company Limited completed its acquisition of Nycomed and made Nycomed a wholly owned subsidiary of Takeda (“Takeda-Nycomed”) effective the same day.

The current trial in ITP, run by Immunomedics and funded by Takeda-Nycomed, is continuing patient enrollment. Interim results from this study were presented at the 2011 ASH annual meeting (Blood, ASH Annual Meeting Abstracts. 2011; 118: Abstract 3302).

During fiscal year 2012, Takeda-Nycomed reviewed future development plans for veltuzumab as a therapy for patients with rheumatoid arthritis (RA). A Phase II clinical trial is ongoing. Modifications to protocol design and the RA patient population for enrollment are being considered.

We have completed an open-label, multicenter, Phase I/II trial using the subcutaneous formulation of veltuzumab in NHL and CLL and have published the results in NHL (Haematologica. 2011 Apr; 96(4):567-73. Epub 2010 Dec 20). We are evaluating plans to initiate a Phase III registration trial for veltuzumab in NHL. Additional funding or a partnership will be needed before we can proceed with this plan. However, we are continuing the study in CLL after amending the protocol to evaluate a different dosing schedule.

CD74 Program: Milatuzumab

CD74 is a transmembrane protein that is highly expressed in MM and other B-cell lymphomas and leukemias, and in certain solid tumors. It actively directs transport from the cell surface to an endosomal compartment and, as such, is a unique target for ADC therapy. Also, recent evidence supports a role for CD74 as a signaling molecule in B-cell lymphoma survival. We have observed high expression of CD74 in human NHL, CLL and MM clinical specimens and cell lines, and have developed milatuzumab, a naked humanized antibody targeting the CD74 antigen, using the same constant regions of the heavy and light chains as epratuzumab, for the therapy of MM, NHL and CLL.

For the unlabeled antibody, an early phase clinical trial evaluating milatuzumab as a single agent in CLL is continuing patient accrual. In NHL milatuzumab is being administered in combination with veltuzumab in an investigator-sponsored study.

Updated results from the combination study in patients with relapsed or refractory NHL were presented by our collaborators at the Ohio State University at the 2011 ASH annual meeting (Blood, ASH Annual Meeting Abstracts. 2011: 118: Abstract 3707). These investigators have previously demonstrated, in preclinical studies, the in vitro anti-tumor activity of the milatuzumab-veltuzumab combination (Blood. 2011 Apr 28;117 (17):4530-41. Epub 2011 Jan 12. PMID: 21228331).

We are also advancing the doxorubicin-conjugated milatuzumab to take advantage of the rapid internalization property of milatuzumab when bound to CD74. A Phase I clinical trial of this ADC is currently enrolling patients with advanced MM at several study sites. The protocol has been amended to allow for adjusted doses and multiple treatment cycles after hematologic toxicity was encountered at initial dose levels.

We have recently broadened the application of this ADC to include NHL and CLL. A Phase I/II dose escalation trial is anticipated to begin patient enrollment in the first half of fiscal 2013. Relapsed NHL or CLL patients will receive milatuzumab-doxorubicin conjugate at one of 4 doses administered on days 1, 4, 8 and 11 of a 21-day treatment cycle for up to 8 cycles.

Antibody-targeted selective delivery of anticancer drugs against antigens expressed on cancer cells can potentially improve the therapeutic index of anticancer drugs. This product candidate is the Company’s first ADC to have been entered into human studies.

Yttrium-90-Labeled Epratuzumab Tetraxetan Program

Yttrium-90-labeled epratuzumab tetraxetan is our radiolabeled CD22 antibody product candidate for patients with NHL. A multicenter Phase I/II study evaluating fractionated dosing of Y-90-labeled epratuzumab tetraxetan (two or three weekly infusions of Y-90-labeled epratuzumab tetraxetan) in 64 adult patients with relapsed/refractory NHL was published in 2010 (Journal of Clinical Oncology. 2010 Aug 10;28(23):3709-16. Epub 2010 Jul 12. PMID: 20625137).

The radiolabeled antibody is currently being investigated in a Phase I/II clinical trial supported by the NCI Small Business Innovation Research, or SBIR, grant program, for the therapy of patients with aggressive NHL in combination with veltuzumab. Initial clinical experience with this combination was presented at the 2012 annual meeting of the Society of Nuclear Medicine (SNM), (J Nucl Med. 2012; 53 (Supplement 1): 500).

Thirteen patients with various types of aggressive NHL who failed 1 or more prior standard therapies have been enrolled into this open-label study to receive four weekly treatments of veltuzumab at 200 mg/m2, with indium-111-labeled epratuzumab tetraxetan for imaging and pharmacokinetics on week 2 and Y-90-labeled epratuzumab tetraxetan at planned dose levels on weeks 3 and 4. At the time of reporting, results from 10 patients were available. Five patients received 6 or 9 mCi/m2 of Y-90 while the other 5 patients were dosed at 12 or 15 mCi/m2.

Half of the patients showed an overall objective response rate, with one DLBCL patient having a complete response which is ongoing at 9 months. Three patients with transformed follicular NHL and one DLBCL patient were partial responders. Three of these partial responders relapsed after 3 to 6 months with one ongoing for 4 weeks. For mantle cell lymphoma, all three patients had disease stabilization as their best response, with 2 patients relapsing after 3 to 6 months and one ongoing at 4 weeks.

The trial is continuing to determine an acceptable Y-90 dose for this population and to define the safety and efficacy profile of this combination approach.

Labetuzumab-SN-38 Program

Labetuzumab is our proprietary humanized antibody that targets the antigen known as carcinoembryonic antigen, or CEA. The CEA antigen is abundant at the site of virtually all cancers of the colon and rectum, and is associated with many other solid tumors, such as breast and lung cancers. We have conjugated the antibody with SN-38, the active metabolite of irinotecan, a FDA approved drug for metastatic colorectal cancer treatment. Although SN-38 is about 3 orders of magnitude more potent than irinotecan, it cannot be given directly to patients because of its toxicity and poor solubility. By linking SN-38 to labetuzumab, the potent cancer drug can be delivered selectively to tumors, thereby increasing the amount reaching the tumors and minimizing damage to normal tissues and organs.

The first human trial of this ADC is a Phase I study in patients with colorectal cancer currently ongoing at the Memorial Sloan-Kettering Cancer Center. Patients with relapsed advanced disease are administered labetuzumab-SN-38 once every 2 weeks for up to 6 months or longer. A new study with more frequent dosing is expected in the first half of fiscal 2013. In this new dose finding study, labetuzumab-SN-38 will be administered twice weekly for 2 weeks followed by 1 week of rest in a 3-week treatment cycle for up to 4 treatment cycles.

hRS7-SN-38 Program

Our third ADC in clinical development involves hRS7, an internalizing humanized anti-epithelial glycoprotein-1 (EGP-1, also known as TROP-2) antibody, and SN-38. TROP-2 is a cell-surface receptor expressed by many human tumors, such as cancers of the breast, cervix, colon and rectum, lung, pancreas, ovary, and prostate, but with only limited expression in normal human tissues.

An IND application for this agent has been filed with the FDA. A Phase I dose escalation trial examining the safety and tolerability in patients with solid cancer is expected in the first half of fiscal 2013.

Diagnostic Imaging Products

We have continued to transition our focus away from the development and commercialization of new diagnostic imaging products in order to accelerate the development of our therapeutic product candidates, although we continue to manufacture and commercialize LeukoScan® (sulesomab) in territories where regulatory approvals have previously been granted. LeukoScan is indicated for diagnostic imaging to determine the location and extent of infection/inflammation in bone in patients with suspected osteomyelitis, including patients with diabetic foot ulcers.

Research and Development Programs

We have historically invested heavily in our research and development programs, spending approximately $24.8 million for these programs during fiscal year ended June 30, 2012, $25.4 million for fiscal year ended June 30, 2011 and $19.9 million during fiscal year ended June 30, 2010. The expense decrease during the 2012 fiscal year resulted primarily from lower spending for clinical trials, partially offset by higher outside services. The expense increase during the 2011 fiscal year resulted primarily from the decrease of research and development expense reimbursement, higher spending for clinical trials and higher patent-related expenses. Lower expenses during the 2010 fiscal year resulted primarily from the higher level of expense reimbursement received during the year and lower patent-related expenses, partially offset by increased purchases of materials and supplies, higher spending for clinical trials as well as increased salaries and employee benefits. The above discussion is a brief summary of our principal research and development programs as of August 15, 2012.

Other Antibody-Directed Therapy Approaches

Our majority-owned subsidiary, IBC Pharmaceuticals, Inc., or IBC, has been working on the development of novel cancer therapeutics, including radioimmunotherapeutics using patented pretargeting technologies with proprietary, bispecific antibodies. They include tumor-targeting antibodies with multiple binding-arms and new carrier peptides that allow attachment of different kinds of therapeutic and diagnostic isotopes.

One of the new bispecific antibodies is TF2, an antibody constructed using our proprietary protein engineering platform technology, called DOCK-AND-LOCK™, or DNL™. It specifically targets CEA (specifically CEACAM5) expressed in many human cancers, including colorectal cancer. Unlike conventional antibodies which can only attach to the receptor, TF2 has been modified to contain an additional binding site that recognizes a radioisotope-carrying peptide. This allows the separate administration of TF2 before the delivery of the radioisotope, a concept known as pretargeting.

TF2 is currently in two investigator-sponsored studies in Europe for pretargeted imaging and radioimmunotherapy of cancer. Our collaborators at Radboud University Nijmegen, The Netherlands, are

completing a Phase I trial in patients with advanced colorectal cancer. Results from this study were presented at the 2012 SNM annual meeting (Journal of Nuclear Medicine. 2012; 53 (Supplement 1):496). A French study group is also evaluating TF2 in patients with small-cell-lung cancer.

Our preclinical experience with TF2 pretargeted radiation therapy has been encouraging. In animals bearing CEA-expressing human colonic tumors, pretargeted therapy with TF2 and a small peptide extended median survival from 13 days in untreated animals to 65 days in one model, representing a 5-fold increase in survival, and from 25 days to 48 days in another model, an almost 2-fold increase in survival. Bone marrow and kidney toxicities were temporary and mild with body weight remaining greater than 93% of baseline in all animals. We plan to initiate our own study of TF2 in patients with metastatic colorectal cancer. Patient enrollment into the Phase I trial is expected to begin in the second half of fiscal 2013.

The ultimate goal of IBC is to offer cancer patients a more individualized treatment by combining improved molecular imaging with targeted therapy. Demonstrated tumor localization in imaging studies may predict a more appropriate group of patients that would respond to the subsequent therapy (personalized medicine).

Peptides

Since the pretargeting methods being developed with IBC are showing very high tumor/normal tissue ratios, we have been working on creating a new class of agents using both traditional gamma-emitting isotopes, such as technetium-99m (Tc-99m), and positron-emitting isotopes, such as fluorine-18 (F-18) and gallium-68 (Ga-68). In 2008, we developed a facile method for the radiolabeling of peptides with F-18, and published the results in 2009 (Journal of Nuclear Medicine 2009 Jun;50(6):991-8. Epub 2009 May 14. PMID: 19443594).

In the new labeling method, F-18 was first allowed to react with aluminum in solution, which occurred instantaneously and in a quantitative manner to form an aluminum-F-18 complex. The complex was then bound or chelated to a chemical group attached to a peptide. By manipulating the chemical structure of the group that the aluminum-F-18 complex attaches to in the peptide, we were able to improve the yield of the reaction to 87%. The entire process is rapid, requiring only 5 minutes. This is the first method of binding F-18 to peptides via an aluminum conjugate.

The method has since been successfully applied to a bispecific antibody pretargeting study in animals injected with human colon cancer cells. Moreover, F-18 labeled peptides were shown to be stable enough to produce exceptional positron emission tomography, or PET, images of receptor-expressing tumors in animals by labeling of specific peptides binding such receptors. Scientists at the National Institutes of Health and outside third parties have also successfully applied the new F-18 labeling method for the PET imaging of tumor angiogenesis in mice, angiogenesis imaging in a myocardial infarction/reperfusion animal model, hypoxia imaging and the imaging of growth factor receptors in animal models of gastrointestinal and ovarian cancers.

Our goal is to improve the labeling process to the point where we will be capable of radiolabeling peptides and proteins at clinical-scale using single-vial kits, then license the platform technology to companies on a product-by-product basis. To that end, we have improved the labeling method such that commercial F-18 in saline solution can be used and the labeling of temperature-sensitive and insensitive peptides or proteins, including antibodies, were achieved. In order to further simplify the procedure and make the process more consistent and for broader use, we have formulated a lyophilized kit that could be validated and manufactured under Good Manufacturing Practice conditions, as reported by our scientists at the June 2012 annual meeting of SNM (Journal of Nuclear Medicine. 2012; 53 (Supplement 1):183).

The kit, which contains aluminum, a radioprotectant, a non-volatile buffer, and a bulking agent, was able to F-18-label a peptide with approximately 70% yield under non-optimized condition using a semi-automated machine. With a fully automated microfluidics machine, the reaction time was reduced to 1.5 minutes. More importantly, F-18-labeled peptide was produced in amounts that are in the range of a single patient dose.

In related work, similar synthetic methods have also been used to prepare peptides that can be radiolabeled with technetium-99m, gallium-68, indium-111, lutetium-177, and yttrium-90, which are being applied to the bispecific pretargeting technology that is being developed through IBC.

DOCK-AND-LOCK™ Platform Technology

Together with IBC, we have developed a platform technology, called the DOCK-AND-LOCK™ method, or DNL™, which has the potential for making a considerable number of bioactive molecules of increasing complexity. DNL™ utilizes the natural interaction between two human proteins, cyclic AMP-dependent protein kinase, or PKA, and A-kinase anchoring proteins, or AKAPs. The region that is involved in such interaction for PKA is called the dimerization and docking domain, or DDD, which always is produced in pairs. Its binding partner in AKAPs is the anchoring domain, or AD. When mixed together, DDD and AD will bind with each other spontaneously to form a binary complex, a process termed docking. Once “docked,” certain amino acid residues incorporated into DDD and AD will react with each other to “lock” them into a stably-tethered structure. The outcome of the DNL™ method is the exclusive generation of a stable complex, in a quantitative manner that retains the full biological activities of its individual components. Diverse drugs, chemical polymers, proteins, peptides, and nucleic acids are among suitable components that can be linked to either DDD or AD. Since DDD always appears in pairs, any component that is linked to DDD will have two copies present in the final products. A description of the DNL™ platform technology was published in 2007 (Clinical Cancer Research. 2007 Sep 15;12(18 Pt 2):5586s-5591s. Review. PMID: 17875793).

DNL™ judiciously combines conjugation chemistry and genetic engineering to enable the creation of novel human therapeutics, and the potential construction of improved recombinant products over those currently on the market. Novel DNL™-derived agents that we have created include PEGylated and antibody-conjugated cytokines, mono- and bispecific multivalent antibodies, ribonuclease-based immunotoxins, protein complexes for the delivery of small interfering ribonucleic acids and dendrimer-based nanoparticles that are targetable with antibodies.

As with all candidate therapeutic molecules developed by IBC or Immunomedics, the safety and potential efficacy cannot be predicted until sufficient trials in humans have been conducted.

Patents and Proprietary Rights

Our Patents

We have accumulated a sizeable portfolio of patents and patent applications in the course of our research, which we believe constitutes a very valuable business asset. The major patents relate primarily to our therapeutic product candidates as well as our technologies and other discoveries for which no product candidate has yet been identified. As of October 10, 2012, our portfolio included 205 active U.S. patents. In addition, as of such date the portfolio included more than 400 foreign patents, with a number of U.S. and foreign patent applications pending.

The chart below highlights our material patents and product groups as of June 30, 2012 the major jurisdictions and relevant expiration periods.

Program & Product Group	Description/Targeted Antigen	Patent Expiration	Major Jurisdictions
CD22 Program – Epratuzumab	Unlabeled Antibody CD22	2014 - 2020	USA, Europe, Japan

CD20 Program –Veltuzumab	Unlabeled Antibody CD20	2023	USA, Europe, Japan

PAM4 Program – Yttrium-90 Clivatuzumab Tetraxetan	Y-90 Labeled Antibody PAM4	2023	USA, Europe, Japan

CD74 Program –Milatuzumab	Unlabeled Antibody CD74	2024	USA, Europe, Japan

DNL™ Program – TF2	Carcinoembryonic Antigen (CEACAM5) Antibody	2026	USA, Europe, Japan

F-18 Labeling Technology	F-18 labeling of proteins and peptides	2027	USA, Europe, Japan

Our Licenses

We have obtained licenses from various parties for rights to use, develop and commercialize proprietary technologies and compounds. Currently, we have the following licenses:

•

Medical Research Council, or MRC – We entered into a license agreement with MRC in May 1994, whereby we have obtained a license for certain patent rights with respect to the genetic engineering on monoclonal antibodies. Our agreement does not require any milestone payments, nor have we made any payments to MRC to date. Our agreement with MRC, which expires at the expiration of the last of the licensed patents in 2020, provides for future royalty payments to be made based on a percentage of product sales.

•

Center for Molecular Medicine and Immunology, or CMMI – We have entered into a license agreement with CMMI in December 2004, whereby we have licensed certain rights with respect to patents and patent applications owned by CMMI. Dr. Goldenberg, our Chief Medical Officer, Chief Scientific Officer and Chairman of our Board of Directors, is the founder, President and member of the Board of Trustees of CMMI. No license or milestone payments are required under this agreement. Under the license agreement, which expires at the expiration of the last of the licensed patents in 2023, CMMI will receive future royalty payments in the low single digits based on a percentage of sales of products that are derived from the CMMI patents. Under the license agreement we are able to decide which patent related expenses we will support. For the fiscal years ended June 30, 2012, 2011 and 2010, we have made payments for CMMI legal expenses regarding patent-related matters of $68 thousand, $61 thousand and $49 thousand, respectively; however any inventions made independently of us by CMMI are the property of CMMI.

Our Trademarks

The mark “IMMUNOMEDICS” is registered in the U.S. and nineteen foreign countries and a European Community Trademark has been granted. Our logo is also registered in the U.S. and in two foreign countries. The mark “IMMUSTRIP” is registered in the U.S. and Canada. The mark “LEUKOSCAN” is registered in the U.S. and nine foreign countries, and a European Community Trademark has been granted. In addition, we have applied for registration in the U.S. for several other trademarks for use on products now in development or testing, and for corresponding foreign and/or European Community Trademarks for certain of those marks. The marks “EPRATUCYN” and “VELTUCYN” have been allowed in the U.S., and International Trademark Registrations and Canadian applications which claim priority to the respective U.S. applications have been filed for “EPRATUCYN” and “VELTUCYN.” The International Registrations request registration in China, Japan and the European Union. Applications have been filed in the U.S. for “CLIVATUCYN”, “MILATUCYN”, “DOCK-AND-LOCK” and “DNL”.

Our Trade Secrets

We also rely upon unpatented trade secrets, and there is no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that such rights can be meaningfully protected. We require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisers to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreement provides that all inventions conceived by such employees shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.

Third Party Rights

Our success also depends in part on our ability to gain access to third party patent and proprietary rights and to operate our business without infringing on third party patent rights. We may be required to obtain licenses to patents or other proprietary rights from third parties to develop, manufacture and commercialize our product candidates. Licenses required under third-party patents or proprietary rights may not be available on terms acceptable to us, if at all. If we do not obtain the required licenses, we could encounter delays in product development while we attempt to redesign products or methods or we could be unable to develop, manufacture or sell products requiring these licenses at all.

Strategic Partnering and Relationships

Nycomed GmbH

During fiscal year 2011, under the terms of the Nycomed Agreement, we received a milestone payment of $10.0 million from Nycomed related to the clinical development of veltuzumab in RA. The Nycomed Agreement also provides us with an option to co-promote veltuzumab for the treatment of ITP in the United States. We received two milestone payments of $5.0 million each during fiscal 2010, related to the clinical development of the ITP and RA indications. An initial cash payment of $40.0 million was received in fiscal 2009 upon the signing of the agreement.

Nycomed was acquired by Takeda Pharmaceutical Company Limited on September 30, 2011, (now “Takeda-Nycomed”). Takeda-Nycomed provides medicines for hospitals, specialists and general practitioners, as well as over-the-counter medicines in global markets. Takeda-Nycomed stated that, as veltuzumab is the first anti-CD20 with a subcutaneous administration tested in clinical trials, it has the potential to contribute to an improved safety profile versus the currently intravenously administered anti-CD20s. The subcutaneous formulation of veltuzumab should avoid infusion-related side effects and increase patient and physician convenience. Takeda-Nycomed believes that anti-CD20 antibodies are considered to be one of the strongest growing segments within the RA market and offer additional market potential by extending into other autoimmune and inflammatory diseases. During fiscal year 2012, Takeda-Nycomed reviewed future development plans for veltuzumab as a therapy for patients with rheumatoid arthritis (RA). A Phase II clinical trial is ongoing. Modifications to protocol design and the RA patient population for enrollment are being considered.

UCB, S.A.

Under the terms of the UCB Agreement, UCB is solely responsible for the development, manufacturing and commercialization of epratuzumab for the treatment of all autoimmune indications and for the continuation of ongoing clinical trials in SLE. Initially, Immunomedics was responsible for supplying epratuzumab for the completion of clinical trials relating to SLE, the Sjögren’s Phase II Clinical Trial and the SLE Open Label Study as defined in the UCB Agreement. In August 2009, UCB relieved us of our remaining obligation to supply UCB with any further supplies.

In December 2011, we entered into an Amendment Agreement with UCB providing UCB the right to sublicense epratuzumab to a third party for North America and certain other territories subject to our consent of the sublicensee and sublicensing agreement. Under the terms of the Amendment Agreement, we have received a cash payment of $30 million and have issued to UCB a 5-year warrant to purchase one million (1,000,000) shares of the Company’s common stock at an exercise price of $8.00 per share. Further, UCB has returned to us its buy-in right in the field of oncology.

Other Collaborations

On August 12, 2010, we entered into a license and collaboration agreement with GE Healthcare LTD. The collaboration agreement is for the evaluation of labeling techniques based on our patented F-18 peptide labeling method and to determine whether our proprietary labeling technology meets with GE Healthcare’s application needs. The collaboration agreement provides for payments to Immunomedics for research services regarding novel diagnostic agents and labeling technologies and expense reimbursement for the project, for which we received $101,000 in fiscal year 2011. No additional payments were received in fiscal 2012 and 2011. This agreement was concluded August 12, 2012.

We conduct research on a number of our programs in collaboration with CMMI and its clinical unit, the Garden State Cancer Center. CMMI performs contracted pilot and pre-clinical trials in scientific areas of importance to us and also conducts basic research and pre-clinical evaluations in a number of areas of potential interest to us. Dr. David M. Goldenberg, our Chairman of the Board, Chief Scientific Officer and Chief Medical Officer, is the President and a Member of the Board of Trustees of CMMI.

We also collaborate with numerous other academic and research centers. Our academic collaborators have included such institutions as the Erasme University Hospital, Brussels, Belgium; University of Nijmegen, The Netherlands; Institut national de la sante et de la recherche medicale, or INSERM, Nantes, France; University Medical Center Göttingen, Germany; St. Bartholomew’s Hospital, London, England; New York Presbyterian Hospital – Weill Cornell Medical College; University of Ohio Cancer Center; M.D. Anderson Cancer Center; and Roswell Park Cancer Institute. We believe such academic research collaboration may identify new and improved products and techniques for diagnosing and treating various cancers and infectious diseases.

Government Regulation

Regulatory Compliance

Our research and development activities, including testing in laboratory animals and in humans, our manufacture of antibodies, as well as the handling, labeling and storage of the product candidates that we are developing, are all subject to stringent regulation, primarily by the FDA in the U.S. and by comparable authorities in other countries. If for any reason we are unable to comply with applicable requirements there will likely occur various adverse consequences, including one or more delays in approval, or even the refusal to approve, product licenses or other applications, the suspension or termination of clinical investigations, the revocation of approvals previously granted, as well as fines, criminal prosecution, recall or seizure of products, injunctions against shipping products and total or partial suspension of production and/or refusal to allow us to enter into governmental supply contracts.

The process of obtaining requisite FDA approval is costly and time consuming even in the best of circumstances. For a new human drug or biological product to be marketed in the United States, current FDA requirements include: (i) the successful conclusion of pre-clinical tests to gain preliminary information on the product’s safety; (ii) the filing with the FDA of an IND to conduct human clinical trials for drugs or biologics; (iii) the successful completion of human clinical investigations to establish the safety and efficacy of the product candidate for its intended indication; and (iv) the filing and then acceptance and approval by the FDA of a New Drug Application, or NDA, for a drug product, or a Biological License Application, or BLA, for a biological product, in either case to allow commercial distribution of the drug or biologic.

Orphan Drug Act

To date, we have successfully obtained Orphan Drug designation by the FDA under the Orphan Drug Act of 1983 for epratuzumab for non-Hodgkin lymphoma, yttrium-90-labeled clivatuzumab for pancreatic cancer, labetuzumab for ovarian, pancreatic and small-cell-lung cancers, and milatuzumab for multiple myeloma and chronic lymphocytic leukemia. There can be no assurance, however, that our competitors will not receive approval of other different drugs or biologics for treatment of the diseases for which our products and product candidates are targeted.

Other Regulatory Considerations

We are also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, The Clean Air Act, New Jersey Department of Environmental Protection and other current and potential future federal, state, or local regulations. Our research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and various radioactive compounds. We believe that our procedures comply with the standards prescribed by state and federal regulations; however, the risk of injury or accidental contamination cannot be completely eliminated.

We are subject to the U.S. Foreign Corrupt Practices Act, which prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. Under this act, it is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Our present and future business has been and will continue to be subject to various other laws and regulations.

Pricing Controls

The levels of revenues and profitability of biopharmaceutical companies may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing reimbursement or profitability of therapeutic and other pharmaceutical products is subject to governmental control. In the U. S., there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental pricing control. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.

Third Party Reimbursement

In addition, in the U.S. and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payers such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. We cannot assure you that any of our products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive and profitable basis.

Competition

Competition in the biopharmaceutical industry is intense and based significantly on scientific and technological factors such as the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies. A number of companies, including Biogen Idec, Roche, GlaxoSmithKline, Seattle Genetics, Emergent BioSolutions, Merck Serono, Genmab, Amgen, Bristol-Myers Squibb, Bayer Healthcare Pharmaceuticals, Pfizer, AstraZeneca and Eli Lilly are engaged in the development of therapeutic autoimmune and oncology products. For example, Human Genome Sciences, a wholly owned subsidiary of GlaxoSmithKline, has received approval from the FDA for their human monoclonal antibody against B-lymphocyte stimulator or BlyS, for the therapy of patients with SLE. Many of these companies have significantly greater financial, technical and marketing resources than we do. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific, technical and professional personnel and consultants. Our ability to compete successfully with other companies in the biopharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

Marketing, Sales and Distribution

At present, we have only limited marketing and sales capabilities as we focus our efforts on developing our therapeutic product candidates. We will continue to manufacture and market LeukoScan® with our sales force and provide technical support directly to customers. We also have agreements with third parties to market LeukoScan® that provide customer support and distribution of the products.

Our European operations are headquartered in Darmstadt, Germany. We have a distribution agreement with Logosys Logistik GmbH, whereby Logosys packages and distributes LeukoScan® in the European Union.

Manufacturing

We operate a bioreactor facility at our Morris Plains, New Jersey location. This facility is used for the production of all of our therapeutic product candidates for clinical trials, and potentially for commercial quantities as well.

We manufacture LeukoScan® for commercial sale at our facility in Morris Plains, New Jersey. The Committee on Proprietary Medicinal Products of the European Commission approved the manufacturing facility and product manufacturing processes for LeukoScan in May 1998. We also perform antibody processing and purification of all our therapeutic product candidates at this facility. We scaled-up our antibody purification and fragmentation manufacturing processes for our diagnostic imaging agents to permit us to produce commercial levels of product. We have an agreement with BAG GmbH, Lich, Germany for the final formulation, fill and lyophilization of Leukoscan®.

Manufacturing Regulatory Considerations

In addition to regulating and auditing human clinical trials, the FDA regulates and inspects equipment, facilities and processes used in the manufacturing of such products prior to providing approval to market a product. If after receiving clearance from the FDA, a material change is made in manufacturing equipment, location, or process, additional regulatory review may be required. We must also adhere to current Good Manufacturing Practice and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes following the initial approval. If, as a result of these inspections, the FDA determines that our equipment, facilities or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing operations.

LeukoScan® and certain of our other imaging agents are derived from the fluids produced in mice. Regulatory authorities, particularly in Europe, have expressed concerns about the use of these fluids for the production of monoclonal antibodies. These regulatory authorities may determine that our quality control procedures for these products are inadequate. In the event we have to discontinue the use of mouse fluids, we may not have the resources at the time to acquire the necessary manufacturing equipment and expertise that we will need to make the changes in our development programs.

Employees

As of the date of this prospectus, we employed 122 persons on a full-time basis, of whom 21 were in research and development departments, 18 of whom were engaged in clinical research and regulatory affairs, 57 of whom were engaged in operations and manufacturing and quality control, and 26 of whom were engaged in finance, administration, sales and marketing. Of these employees, 56 hold M.D., Ph.D. or other advanced degrees. We believe that while we have been successful to date in attracting skilled and experienced scientific personnel, competition for such personnel continues to be intense and there can be no assurance that we will continue to be able to attract and retain the professionals we will need to grow our business. Our employees are not covered by a collective bargaining agreement and we believe that our relationship with our employees is excellent.

Corporate Information

We were incorporated in Delaware in 1982. Our principal offices are located at 300 The American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200. In addition to our majority-owned subsidiary, IBC, we also have two foreign subsidiaries, Immunomedics B.V. in The Netherlands and Immunomedics GmbH in Darmstadt, Germany, to assist us in managing sales and marketing efforts and coordinating clinical trials in Europe. Our web address is www.immunomedics.com. We have not incorporated by reference into this Registration Statement of which this prospectus forms a part the information on our website and you should not consider it to be a part of this document.

Our reports that have been filed with the Securities and Exchange Commission, or SEC, are available on our website free of charge, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Copies of this prospectus may also be obtained without charge electronically or by paper by contacting Investor Relations, Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950 or by calling (973) 605-8200. In addition, we make available on our website (i) the charters for the committees of the Board of Directors, including the Audit Committee, Compensation Committee and Governance and Nominating Committee, and (ii) the Company’s Code of Business Conduct (the Code of Conduct) governing its directors, officers and employees. Within the time period required by the SEC, we will post on our website any modifications to the Code of Conduct, as required by the Sarbanes-Oxley Act of 2002.

The public may also read and copy the materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any prospectus supplement and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words “may”, “estimate”, “projects”, “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words and may include statements concerning our strategies, goals and plans. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the caption “Risk Factors” included in any prospectus supplement and under the caption “Factors That May Affect Our Business and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2012, which is incorporated by reference into the Registration Statement of which this prospectus forms a part.

The following documents, among others, describe these assumptions, risks, uncertainties, and other factors. You should read and interpret any forward-looking statements together with these documents:

•	the risk factors contained in any prospectus supplement under the caption “Risk Factors”;

•	our most recent annual report on Form 10-K, including the sections entitled “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	our quarterly reports on Form 10-Q; and

•	our other SEC filings.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus, the date of any prospectus supplement or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

Factors That May Affect Our Business and Results of Operations

Our business is subject to certain risks and uncertainties, each of which could materially adversely affect our business, financial condition, cash flows and results of operations.

Risks Relating to Our Business, Operations and Product Development

We have a long history of operating losses and it is likely that our operating expenses will continue to exceed our revenues for the foreseeable future.

We have incurred significant operating losses since our formation in 1982. As of June 30, 2012, we had an accumulated deficit of approximately $217.1 million. We continue to spend our cash resources to fund our research and development programs and, subject to adequate funding, we expect these expenses to increase for the foreseeable future. Our only significant sources of revenue in recent years have been derived from our existing licensing agreements with UCB and Takeda-Nycomed. The timing of when we are able to record licensing fee revenue from such agreements has varied historically and may result in quarterly or annual profits or losses that are not necessarily reflective of our business operations or related cash flows. There can be no assurance that we will be profitable in future quarters or other periods. Additionally, the only product sales we have earned to date have come from the limited sales of our diagnostic imaging product. In addition, we have made the strategic decision to de-emphasize sales of our diagnostic product and focus on our therapeutic pipeline. We have never had product sales of any therapeutic product. We expect to experience significant operating losses as we invest further in our research and development activities while simultaneously attempting to develop and commercialize our other therapeutic product candidates. If we are unable to develop commercially viable therapeutic products or to license them to third parties, it is likely that we will never achieve significant revenues or become profitable.

Our most advanced therapeutic product candidates are still only in the clinical development stage, and will require us to raise capital in the future in order to fund further expensive and time-consuming studies before they can even be submitted for final regulatory approval.

Our most advanced therapeutic product candidates are still in the clinical development stage and will not be available for commercial sale any time soon, if ever. In order to complete the clinical development process for each of our product candidates, it will be necessary to invest significant financial resources, and devote a great deal of time and effort, just to reach the point where an application for final FDA or foreign regulatory approval can be submitted. In addition, we will need to raise additional capital to finance the costly process of obtaining approval for any of our current products should we get to that stage of product development. Given the current downturn in the economy, however, financing may not be available to us when we need it or on terms acceptable to us.

Clinical trials involve the administration of a product candidate to patients who are already extremely ill, making patient enrollment often difficult and expensive. Moreover, even in ideal circumstances where the patients can be enrolled and then followed for the several months or more required to complete the study, the trials can be suspended, terminated or otherwise fail for any number of reasons, including:

•	later-stage clinical trials may raise safety or efficacy concerns not readily apparent in earlier trials;

•	unforeseen difficulties in manufacturing the product candidate in compliance with all regulatory requirements and in the quantities needed to complete the trial may be cost-prohibitive;

•	while underway, the continuation of clinical trials may be delayed, suspended or terminated due to modifications to the clinical trial’s protocols based on interim results obtained;

•	our collaboration partner(s) may suspend or cease trials in their sole discretion;

•	during the long trial process alternative therapies may become available which make further development of the product candidate impracticable; and

•	if we are unable to obtain the additional capital we need to fund all of the clinical trials we foresee, we may be forced to cancel or otherwise curtail some important trials.

Any failure or substantial delay in successfully completing clinical trials for our product candidates, particularly the ongoing trials for our most advanced product candidates, epratuzumab and veltuzumab, could severely harm our business and results of operations.

Should the clinical development process be successfully completed, our ability to derive revenues from the sale of therapeutics will depend upon our first obtaining FDA as well as foreign regulatory approvals, all of which are subject to a number of unique risks and uncertainties.

Even if we are able to demonstrate the safety and efficacy of our product candidates in clinical trials, if we fail to gain timely approval to commercialize our product candidates from the FDA and other foreign regulatory authorities, we will be unable to generate the revenues we will need to build our business. These approvals may not be granted on a timely basis, if at all, and even if and when they are granted they may not cover all the indications for which we seek approval. For example, while we may develop a product candidate with the intention of addressing a large, unmet medical need, the FDA may only approve the use of the drug for indications affecting a relatively small number of patients, thus greatly reducing the market size and our potential revenues. The approvals may also contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use, which could further narrow the size of the market. In certain countries, even if the health regulatory authorities approve a drug, it cannot be marketed until pricing for the drug is also approved. Finally, even after approval can be obtained, we may be required to recall or withdraw a product as a result of newly discovered safety or efficacy concerns, either of which would have a materially adverse effect on our business and results of operations.

In order to fund future operations, we will need to raise significant amounts of additional capital. Because it can be difficult for a small-cap company like ours to raise equity capital on acceptable terms and given the continued downturn in the economy, we cannot assure you that we will be able to obtain the necessary capital when we need it, or on acceptable terms, if at all.

Even if our technologies and product candidates are superior, if we lack the capital needed to bring our future products to market, we will never be successful. We have obtained the capital necessary to fund our research and development programs to date primarily from the following sources:

•	Upfront payments and milestone payments received from licensing partners;

•	Proceeds from the public and private sale of our debt and equity securities; and

•	limited product sales of LeukoScan®, licenses, grants and interest income from our investments.

Based on our expected cash utilization rate, we believe we have sufficient funds to continue our operations and research and development programs for at least the next twelve months. During fiscal 2013, we expect that cash expenditures for our current research and development programs will be at a higher level than in fiscal year 2012 due to increased spending for research and development, lower reimbursement from Nycomed and increased clinical trial activities (including further clinical development of clivatuzumab in patients with pancreatic cancer), as well as a number of new clinical studies that are supported by us and our corporate partners, which is partially offset by lower legal and professional fees. We are also evaluating plans to initiate a Phase III registration trial of clivatuzumab in patients with pancreatic cancer. We will need to secure additional funding to advance clivatuzumab into this Phase III trial.

Over the long term we expect research and development activities will continue to expand over time and we do not believe we will have adequate cash to continue to conduct development of product candidates in line with our pipeline included in our long term corporate strategy. Our capital requirements are dependent on numerous factors, including:

•	The rate at which we progress our research programs and the number of product candidates we have in pre-clinical and clinical development at any one time;

•	The cost of conducting clinical trials involving patients in the United States, Europe and possibly elsewhere;

•	Our need to establish the manufacturing capabilities necessary to produce the quantities of our product candidates we project we will need;

•	The time and costs involved in obtaining FDA and foreign regulatory approvals;

•	The cost of first obtaining, and then defending, our patent claims and other intellectual property rights;

•	The success of Takeda-Nycomed and UCB in meeting the clinical development and commercial milestones for veltuzumab and epratuzumab, respectively; and

•	Our ability to enter into licensing and other collaborative agreements to help off-set some of these costs.

There may be additional cash requirements for many reasons, including, but not limited to, changes in our research and development plans, the need for unexpected capital expenditures or costs associated with any acquisitions of other businesses, assets or technologies that we may choose to undertake. If we deplete our existing capital resources, we will be required to either obtain additional capital quickly, or else significantly reduce our operating expenses and capital expenditures, either of which could have a material adverse effect on us.

Our ability to raise future capital on acceptable terms will depend not only upon our operating performance, but also on conditions in the public and private debt and equity markets, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. Because of the current downturn in the economy and adverse conditions in the public and private debt and equity markets, financing may not be available to us when we need it on terms we find acceptable, if at all. Furthermore, the terms of any such debt or equity financing may include covenants which limit our future ability to manage the business, contain preferences, privileges and rights superior to those enjoyed by holders of our common stock or cause substantial dilution to our existing stockholders.

If we, or our collaboration partners, cannot successfully and efficiently manufacture the compounds that make up our products and product candidates, our ability, and the ability of our collaboration partners, to sell products and conduct clinical trials will be impaired.

Our ability to conduct our pre-clinical and clinical research and development programs depends, in large part, upon our ability to manufacture our proprietary compounds in accordance with FDA and other regulatory requirements. While we have completed construction on the major expansion of our manufacturing facilities in New Jersey in anticipation of our current and future needs, we have limited historical experience in manufacturing these compounds in significant quantities, and we may not be able to do so in the quantities required to commercialize these products. Any interruption in manufacturing at this site, whether by natural acts or otherwise, could significantly and adversely affect our operations, and delay our research and development programs.

We and our collaboration partners also depend on third parties to provide certain raw materials, manufacturing and processing services. All manufacturers of pharmaceutical products must comply with current Good Manufacturing Practice regulations, or cGMPs, required by the FDA and other regulatory agencies. Such regulations address, among other matters, controls in manufacturing processes, quality control and quality assurance requirements and the maintenance of proper records and documentation. The FDA and other regulatory agencies routinely inspect manufacturing facilities. The FDA generally will issue a notice on Form 483 if it finds issues with respect to its inspections. Certain of our contract manufacturers have received Form 483 notices. If our manufacturing facility or those facilities of our partners and our respective contract manufacturers or processors do not comply with applicable cGMPs and other regulatory requirements, we may be subject to product liability claims, we may be unable to meet clinical demand for our products, and we could suffer delays in the progress of clinical trials for products under development.

We are dependent upon Takeda-Nycomed for the final development and commercialization of subcutaneous veltuzumab for the treatment of all non-cancer indications worldwide and upon UCB for the final development and commercialization of epratuzumab for the treatment of non-cancer indications worldwide and they may not be successful.

We have licensed the exclusive worldwide rights to two of our most advanced therapeutic compounds, veltuzumab (to Takeda-Nycomed) and epratuzumab (to UCB). As a result, Takeda-Nycomed and UCB are solely responsible, and we are depending upon them, for completing the clinical development of these compounds, obtaining all necessary regulatory approvals, and then commercializing and manufacturing the compounds for sale. If they do not fully perform their responsibilities under our agreements, or if the clinical trials to be conducted are not initiated, unsuccessful or are terminated by them for any other reason, our ability to commercialize these product candidates in the future, as well as other product candidates we have in development which are closely related to them, would be severely jeopardized. In such event, it is likely we would never receive any additional milestone payments or royalties that we are eligible to receive under our agreements with Takeda-Nycomed and UCB, and our ability to fund the development and testing of our other product candidates would be adversely affected.

We may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect our ability to develop and commercialize our product candidates. Our future collaboration partners may not adequately perform their responsibilities under our agreement, which could adversely affect our development and commercialization program.

A key element of our business strategy is to develop, market and commercialize our product candidates through collaborations with more established pharmaceutical companies. We may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize our product candidates. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials for our product candidates, and potentially the obtaining of regulatory approvals and marketing and distribution of any successfully developed products. Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs. As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development our business could be negatively affected. To the extent we undertake any of these activities internally, our expenses may increase.

In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements. Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us. Because such agreements may be exclusive, we may not be able to enter into a collaboration agreement with any other company covering the same product field during the applicable collaborative period. In addition, our collaborators’ competitors may not wish to do business with us at all due to our relationship with our collaborators. If we are unable to enter into additional product discovery and development collaborations, our ability to sustain or expand our business will be significantly diminished.

Our future success will depend upon our ability to first obtain and then adequately protect our patent and other intellectual property rights, as well as avoiding the infringement of the rights of others.

Our future success will be highly dependent upon our ability to first obtain and then defend the patent and other intellectual property rights necessary for the commercialization of our product candidates. We have filed numerous patent applications on the technologies and processes that we use in the U.S. and certain foreign countries. Although we have obtained a number of issued U.S. patents to date, the patent applications owned or licensed by us may not result in additional patents being issued. Moreover, these patents may not afford us the protection we need against competitors with similar technologies or products.

The successful development of therapeutic products frequently requires the application of multiple technologies that may be subject to the patent or other intellectual property rights of third parties. Although we believe it is likely we will need to license technologies and processes from third parties in the ordinary course of our business, we are not currently aware of any material conflict involving our technologies and processes with any valid patents or other intellectual property rights owned or licensed by others. In the event that a third party was to claim such a conflict existed, they could sue us for damages as well as seek to prevent us from commercializing our product candidates. It is possible that a third party could successfully claim that our products infringe on their intellectual property rights. Uncertainties resulting from the litigation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any patent litigation or other proceeding, even if resolved in our favor, would require significant financial resources and management time.

Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial and managerial resources. If a patent litigation or other proceeding is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products without a license from the other party, in addition to being held liable for significant damages. We may not be able to obtain any such license on commercially acceptable terms, if at all.

In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws, nondisclosure and confidentiality agreements and licensing arrangements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and processes or otherwise gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

We face substantial competition in the biotechnology industry and may not be able to compete successfully against one or more of our competitors.

The biotechnology industry is highly competitive, particularly in the area of diagnostic and therapeutic oncology and autoimmune disease products. In recent years, there have been extensive technological innovations achieved in short periods of time, and it is possible that future technological changes and discoveries by others could result in our products and product candidates quickly becoming uncompetitive or obsolete. A number of companies, including Biogen Idec, Roche, GlaxoSmithKline, Seattle Genetics, Emergent BioSolutions, Merck Serono, Genmab, Amgen, Bristol-Myers Squibb, Bayer Healthcare Pharmaceuticals, Pfizer, AstraZeneca and Eli Lilly, are engaged in the development of therapeutic autoimmune and oncology products. For example, Human Genome Sciences, a wholly owned subsidiary of GlaxoSmithKline, has received approval from the FDA for belimumab, their human monoclonal antibody against B-lymphocyte stimulator, or BlyS, for the therapy of patients with systemic lupus erythematosus. Many of these companies have significantly greater financial, technical and marketing resources than we do. In addition, many of these companies have more established positions in the pharmaceutical industry and are therefore better equipped to develop, commercialize and market oncology and autoimmune disease products. Even some smaller competitors may obtain a significant competitive advantage over us if they are able to discover or otherwise acquire patentable inventions, form collaborative arrangements or merge with larger pharmaceutical companies.

We expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technologies and they are increasingly aware of the commercial value of their findings. As a result, they are demanding greater patent and other proprietary rights, as well as licensing and future royalty revenues.

We may be liable for contamination or other harm caused by hazardous materials that we use in the operations of our business.

In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, federal, state and local laws and regulations. Our manufacturing and research and development programs involve the controlled use of viruses, hazardous materials, chemicals and various radioactive compounds. The risk of accidental contamination or injury from these materials can never be completely eliminated, and if an accident occurs we could be held liable for any damages that result, which could exceed our available resources.

The nature of our business exposes us to significant liability claims, and our insurance coverage may not be adequate to cover any future claims.

The use of our compounds in clinical trials and any future sale exposes us to liability claims that could be substantial. These claims might be made directly by healthcare providers, medical personnel, patients, consumers, pharmaceutical companies and others selling or distributing our compounds. While we currently have product liability insurance that we consider adequate for our current needs, we may not be able to continue to obtain comparable insurance in the future at an acceptable cost, if at all. If for any reason we cannot maintain our existing or comparable liability insurance, our ability to clinically test and market products could be significantly impaired. Moreover, the amount and scope of our insurance coverage, as well as the indemnification arrangements with third parties upon which we rely, may be inadequate to protect us in the event of a successful product liability claim. Any successful claim in excess of our insurance coverage could materially and adversely affect our financial condition and operating results.

The loss of any of our key employees could adversely affect our operations.

We are heavily dependent upon the talents of Dr. Goldenberg, our Chairman of the Board, Chief Scientific Officer and Chief Medical Officer, and Ms. Sullivan, our President and Chief Executive Officer, as well as certain other key personnel. If Dr. Goldenberg, Ms. Sullivan or any of our other key personnel were to unexpectedly leave our Company, our business and results of operations could be materially and adversely affected. In addition, as our business grows we will need to continue to attract additional management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense and we may not be successful in our recruitment efforts. If we are unable to attract, motivate and retain qualified professionals, our operations could be materially and adversely affected.

Certain potential for conflicts of interest, both real and perceived, exist which could result in expensive and time-consuming litigation.

Certain members of our senior management and Board of Directors have relationships and agreements, both with us as well as among themselves and their respective affiliates, which create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman, Chief Scientific Officer and Chief Medical Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer (who is also the wife of Dr. Goldenberg), and certain companies with which we do business, including the Center for Molecular Medicine and Immunology and the Garden State Cancer Center (which operates as the clinical arm of CMMI to facilitate the translation of CMMI’s research efforts in the treatment of patients), collectively defined as CMMI. For example, Dr. Goldenberg is the President and a Trustee of CMMI, a not-for-profit cancer research center that we use to conduct certain research activities. For the fiscal year ended June 30, 2012, we have incurred $0.2 million of research expenses for activities conducted by CMMI on our behalf. Further, Dr. Goldenberg’s employment agreement with us permits him to devote more of his time working for CMMI than for us, and other key personnel of our company also have research collaborations with CMMI. Dr. Goldenberg is also a minority stockholder, director and officer of our majority-owned subsidiary, IBC Pharmaceuticals, Inc. Dr. Goldenberg is the primary inventor of new intellectual property for Immunomedics and IBC and is largely responsible for allocating ownership between the two companies.

As a result of these and other relationships, the potential for both real and perceived conflicts of interest exists and disputes could arise over the allocation of funds, research projects and ownership of intellectual property rights. In addition, in the event that we become involved in stockholder litigation regarding these potential conflicts, we might be required to devote significant resources and management time defending the company from these claims, which could adversely affect our results of operations.

Given that autoimmune and cancer therapeutics such as the ones we are developing can cost upwards of $20,000 per treatment, even if our product candidates become available for sale it is likely that federal and state governments, insurance companies and other payers of health care costs will try to first limit the use of these drugs to certain patients, and may be reluctant to provide a level of reimbursement that permits us to earn a significant profit on our investment, if any.

Our ability to successfully commercialize therapeutic products will depend, in significant part, on the extent to which hospitals and physicians can obtain appropriate reimbursement levels for the cost of our products and related treatment. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. In addition, legislative proposals to reform health care or reduce government insurance programs may result in lower prices or the actual inability of prospective customers to purchase our products. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

A portion of our funding has come from federal government grants and research contracts. Due to reductions in funding, we may not be able to rely on these grants or contracts as a continuing source of funds.

During the last few years, we have generated revenues from awards made to us by the NIH to partially fund some of our programs. We cannot rely on grants or additional contracts as a continuing source of funds. Funds available under these grants and contracts must be applied by us toward the research and development programs specified by the government rather than for all our programs generally. The government’s obligation to make payments under these grants and contracts is subject to appropriation by the U.S. Congress for funding in each year. It is possible that Congress or the government agencies that administer these government research programs will continue to decide to scale back these programs or terminate them due to their own budgetary constraints, as they have recently been doing. Additionally, these grants and research contracts are subject to adjustment based upon the results of periodic audits performed on behalf of the granting authority. Consequently, the government may not award grants or research contracts to us in the future, and any amounts that we derive from existing awards may be less than those received to date. In those circumstances, we would need to provide funding on our own, obtain other funding, or scale back or terminate the affected program. In particular, we cannot assure you that any currently-contemplated or future efforts to obtain funding for our product candidate programs through government grants or contracts will be successful, or that any such arrangements which we do conclude will supply us with sufficient funds to complete our development programs without providing additional funding on our own or obtaining other funding.

Risks Related to Government Regulation of our Industry

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our future products and profitability. On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act or (PPACA), which includes a number of health care reform provisions and requires most U.S. citizens to have health insurance. The new law also imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance also have been added, which may require modification of business practices with health care practitioners.

The reforms imposed by the new law will significantly impact the pharmaceutical industry; however, the full effects of PPACA cannot be known until these provisions are implemented and the Centers for Medicare & Medicaid Services and other federal and state agencies issue applicable regulations or guidance. Moreover, in the coming years, additional changes could be made to governmental healthcare programs that could significantly impact the success of our future products, and we could be adversely affected by current and future health care reforms.

Our industry and we are subject to intense regulation from the U.S. Government and such other governments and quasi-official regulatory bodies where our products are and product candidates may be sold.

These governmental and other regulatory risks include:

•	Clinical development is a long, expensive and uncertain process, delay and failure can occur at any stage of our clinical trials;

•	Our clinical trials are dependent on patient enrollment and regulatory approvals, we do not know whether our planned trials will begin on time, or at all, or will be completed on schedule, or at all;

•	The FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on hold;

•

If the clinical development process is completed successfully, our ability to derive revenues from the sale of therapeutics will depend on our first obtaining FDA or other comparable foreign regulatory approvals, each of which are subject to unique risks and uncertainties;

•

There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates for any indication; we are subject to government regulation for the commercialization of our product candidates;

•	We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates; and

•	We may be liable for contamination or other harm caused by hazardous materials used in the operations of our business.

Risks Related to Our Securities

Our common stock may be delisted from the NASDAQ Global Market, or NASDAQ.

If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet NASDAQ’s listing maintenance standards for any other reason, our common stock could be delisted from the NASDAQ.

If our stock is not accepted for listing on the NASDAQ, we will make every possible effort to have it listed on the Over the Counter Bulletin Board, or the OTC Bulletin Board. If our common stock were to be traded on the OTC Bulletin Board, the Securities Exchange Act of 1934, as amended, and related Securities and Exchange Commission, or SEC, rules would impose additional sales practice requirements on broker-dealers that sell our securities. These rules may adversely affect the ability of stockholders to sell our common stock and otherwise negatively affect the liquidity, trading market and price of our common stock.

If our common stock would not be able to be traded on the OTC Bulletin Board, we would make every effort to have it available for trading on the National Quotation Bureau’s Pink Sheets, or the Pink Sheets. The Pink Sheets market consists of security firms who act as market makers in the stocks, usually, of very small companies. The bid and asked prices are not quoted electronically, but are quoted daily in “hard copy” which is delivered to firms that subscribe. Stocks that trade in the Pink Sheets are usually not as liquid as those that trade in electronic markets and, often time, the difference between the bid and the asked prices are substantial. As a result, if our common stock were traded on the Pink Sheets, there would likely be a further negative affect on the liquidity, trading market and price of our common stock even compared to what we might suffer if we were traded on the OTC Bulletin Board.

As a result of the above, we cannot assure you that our common stock will be listed on a national securities exchange, a national quotation service, the OTC Bulletin Board or the Pink Sheets; or if it is to be listed, whether or not there would be an interruption in the trading of our common stock. We believe that the listing of our stock on a recognized national trading market, such as the NASDAQ, is an important part of our business and strategy. Such a listing helps our stockholders by providing a readily available trading market with current quotations. Without that, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock would likely decline. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded it by other parties. In that regard, listing on a recognized national trading market will also affect our ability to benefit from the use of its operations and expansion plans, including for use in licensing agreements, joint ventures, the development of strategic relationships and acquisitions, which are critical to our business and strategy and none of which is currently the subject of any agreement, arrangement or understanding, with respect to any future financing or strategic relationship it may undertake. The delisting from NASDAQ would result in negative publicity and would negatively impact our ability to raise capital in the future.

If we were delisted from the NASDAQ, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from the NASDAQ may depress the price of our common stock such that we may become a penny stock. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. We continue to be listed on the NASDAQ. The market price of our common stock is currently less than $5.00 per share. “Penny Stock” rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any; (iii) disclosure of the compensation of the broker and its salespersons in the transaction; and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts.

A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for stockholders to purchase or sell our common stock. Because the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

The market price of our common stock has fluctuated widely in the past, and is likely to continue to fluctuate widely based on a number of factors, many of which are beyond our control.

The market price of our common stock has been, and is likely to continue to be, highly volatile. Furthermore, the stock market and the market for stocks of relatively small biopharmaceutical companies like ours have from time to time experienced, and likely will again experience, significant price and volume fluctuations that are unrelated to actual operating performance.

From time to time, stock market analysts publish research reports or otherwise comment upon our business and future prospects. Due to a number of factors, we may fail to meet the expectations of securities analysts or investors and our stock price would likely decline as a result. These factors include:

•

Announcements by us, our current collaboration partner, any future alliance partners or our competitors of pre-clinical studies and clinical trial results, regulatory developments, technological innovations or new therapeutic products, product sales, new products or product candidates and product development timelines;

•	The formation or termination of corporate alliances;

•	Developments in patent or other proprietary rights by us or our respective competitors, including litigation;

•	Developments or disputes concerning our patent or other proprietary rights, and the issuance of patents in our field of business to others;

•	Government regulatory action;

•	Period-to-period fluctuations in the results of our operations; and

•	Developments and market conditions for emerging growth companies and biopharmaceutical companies, in general.

In addition, Internet “chat rooms” have provided forums where investors make predictions about our business and prospects, oftentimes without any real basis in fact, that readers may trade on.

In the past, following periods of volatility in the market prices of the securities of companies in our industry, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management’s attention and resources, which could negatively impact our business.

At October 10, 2012, we had 75,692,548 shares of common stock outstanding, 6,596,825 additional shares reserved for the exercise of outstanding options and restricted stock units, 4,308,504 shares available for future grant under our stock option plan and 1,000,000 shares of common stock reserved for issuance upon exercise of outstanding warrants.

Our principal stockholder can significantly influence all matters requiring the approval by our stockholders.

As of June 30, 2012, Dr. Goldenberg, our Chairman and Chief Scientific Officer and Chief Medical Officer, together with certain members of his family, including Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, who is Dr. Goldenberg’s wife, and other affiliates, controlled the right to vote approximately 11% of our fully diluted common stock. As a result of this voting power, Dr. Goldenberg has the ability to significantly influence the outcome of substantially all matters that may be put to a vote of our stockholders, including the election of our directors.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. These provisions may be in some respects broader than the specific indemnification provisions under Delaware law. The indemnification provisions may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance. Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director’s duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

We believe that our limitation of officer and director liability assists us to attract and retain qualified employees and directors. However, in the event an officer, a director or the board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting therefrom. Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit our stockholders and us. Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders’ best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses. Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance. Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 requires substantial accounting expense and significant management efforts. Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the SEC, the NASDAQ GMS or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our common stock.

We do not intend to pay dividends on our common stock. Until such time as we pay cash dividends our stockholders must rely on increases in our stock price for appreciation.

We have never declared or paid dividends on our common stock. We intend to retain future earnings to develop and commercialize our products and therefore we do not intend to pay cash dividends in the foreseeable future. Until such time as we determine to pay cash dividends on our common stock, our stockholders must rely on increases in our common stock’s market price for appreciation.

Sales of substantial amounts of our common stock in the public market could depress our stock price.

Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, could harm the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Further, stockholders’ ownership will be diluted if we raise additional capital by issuing equity securities. We have filed with the Securities and Exchange Commission, and are seeking effectiveness of a shelf registration statement on Form S-3 for this offering under which we may register up to 20,000,000 shares of our common stock for sale to the public in one or more public offerings. These shares will not be registered until the registration statement is declared effective by the Securities and Exchange Commission.

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently anticipate that the net proceeds from this offering will be used for general corporate purposes, including, among other things, research and development of product candidates, additions to working capital, the redemption or repurchase of outstanding equity, the repayment of indebtedness and the expansion of our business through internal growth or acquisition. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade or government, interest-bearing securities. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue, in one or more offerings, shares of our common stock. This prospectus contains a summary of the general terms of the common stock that we may offer. The prospectus supplement relating to the securities offered will describe the specific terms of the common stock, which may be in addition to or different from the general terms summarized in this prospectus. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and estimated net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

COMMON STOCK

Under our certificate of incorporation, as amended to date, we are authorized to issue up to 110,000,000 shares of common stock, $0.01 par value per share. At October 10, 2012, approximately 75,692,548 shares of common stock were issued and outstanding. The following description of our common stock, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information; Incorporation of Documents by Reference”.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Immunomedics.

•

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

•

Limitation of Liability; Indemnification. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	research and development of product candidates;

•	additions to working capital;

•	the redemption or repurchase of outstanding equity;

•	the repayment of indebtedness; and

•	the expansions of our business through internal growth or acquisitions.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expense of all commissions and discounts, if any, attributable to the sales of any of our securities by us.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. In addition, our common stock has been approved for quotation on the NASDAQ. You can read and copy reports and other information concerning us at the offices of the Financial Industry Regulatory Authority, located at 1735 K Street, Washington D.C. 20006. We also make available free of charge on or through our Internet website, http://www.immunomedics.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to the company and the Securities, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC’s public reference rooms listed above.

The SEC allows us to “incorporate by reference” in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-12104) and any future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1) our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on August 23, 2012;

(2) our amended Quarterly Report on Form 10-Q/A for the quarterly period ended December 31, 2011, filed with the SEC on July 2, 2012;

(3) our Current Report on Form 8-K filed with the SEC on August 30, 2012;

(4) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 7, 1984, including any amendment or report filed for the purpose of updating such description; and

(5) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: the Investor Relations Department, c/o Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Legal matters with respect to the securities offered hereby are being passed upon for us by DLA Piper LLP (US), Florham Park, New Jersey.

EXPERTS

The consolidated financial statements of Immunomedics Inc. incorporated by reference in Immunomedics’ Annual Report (Form 10-K) for the year ended June 30, 2012 including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

20,000,000 SHARES OF COMMON STOCK

PROSPECTUS

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$9,630
Printing and Engraving Fees	10,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	15,000
Transfer Agent and Registrar Fees	3,000
Miscellaneous	2,370

Total	$115,000

Item 15. Indemnification of Directors and Officers

Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Immunomedics, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, the certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article X of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morris Plains, New Jersey on October 11, 2012.

IMMUNOMEDICS, INC.

By:	/S/ CYNTHIA L. SULLIVAN
Cynthia L. Sullivan President and Chief Executive Officer (Principal Executive Officer)

S-I

POWER OF ATTORNEY

We, the undersigned officers and directors of Immunomedics, Inc., hereby severally constitute and appoint Cynthia L. Sullivan and Gerard G. Gorman, our true and lawful attorneys, with full power to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Immunomedics, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ DAVID M. GOLDENBERG David M. Goldenberg	Chairman of the Board	October 11, 2012

/S/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2012

/S/ GERARD G. GORMAN Gerard G. Gorman	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2012

/S/ MORTON COLEMAN Morton Coleman	Director	October 11, 2012

/S/ MARCELLA LOCASTRO Marcella LoCastro	Director	October 11, 2012

/S/ BRIAN A. MARKISON Brian A. Markison	Director	October 11, 2012

/S/ MARY E. PAETZOLD Mary E. Paetzold	Director	October 11, 2012

/S/ DON C. STARK Don C. Stark	Director	October 11, 2012

S-II

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

5.1	Opinion of DLA Piper LLP (US)**

23.1	Consent of Ernst & Young LLP, Independent Auditors**

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)**

24.1	Powers of Attorney (included on signature page to this Registration Statement)**

*	To be filed, if necessary, by amendment as an exhibit to a report pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act or subsequent Current Report on Form 8-K.

**	Filed herewith.

E-1